Exhibit 23.1

KPMG	Telephone	+852 2522 6022
8th Floor, Prince’s Building	Fax	+852 2845 2588
10 Chater Road	Internet	www.kpmg.com.hk
Central, Hong Kong
P O Box 50
General Post Office
Hong Kong

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemspec International Limited:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
KPMG
Hong Kong, China

June 9, 2009

KPMG, a Hong Kong partnership, is the Hong Kong member firm of KPMG International, a Swiss cooperative.